EXHIBIT 10.1

Summary Sheet: Terms of Employment for Named Executive Officers for 2008

Employment Status

Pursuant to the Federal Home Loan Bank Act, the employees of the Federal Home Loan Bank of San Francisco (the “Bank”), including the Bank’s chief executive officer, the chief operating officer, the chief financial officer and other current named executive officers as of December 31, 2007 (Dean Schultz, Lisa B. MacMillen, Steven T. Honda, Lawrence H. Parks, Stephen P. Traynor and David H. Martens) (the “named executive officers”), are “at will” employees. The named executive officers may resign at any time and the Bank may terminate their employment at any time for any reason or no reason, with or without cause and with or without notice.

Each of the named executive officers receives a base salary and is eligible to participate in the Bank’s executive incentive compensation plans and comprehensive benefit programs, including both qualified and nonqualified retirement benefit plans. Base salaries for 2008 for the named executive officers are: Dean Schultz: $725,000; Lisa B. MacMillen: $450,000; Steven T. Honda: $330,000, Lawrence H. Parks: $382,200; Stephen P. Traynor: $330,000; and David H. Martens, $330,000.

Senior officers, including the named executive officers, are also eligible to receive reimbursement for financial planning, health club membership, and parking expenses incurred each year up to a maximum amount of $12,000 annually per officer. On occasion, the Bank pays for resort activities for employees, including our named executive officers, in connection with Board meetings and other business-related meetings; and in some cases, the Bank pays the expenses for spouses accompanying employees to these meetings or other Bank-sponsored events. The President receives use of a Bank-owned vehicle.

A Bank employee, including the named executive officers, may receive severance benefits in the event that the employee’s employment is terminated because the employee’s job or position is eliminated or because the job or position is substantially modified so that the employee is no longer qualified or cannot perform the revised job. For the named executive officers, severance under the Bank’s current policy would be equal to the greater of (i) 12 weeks of the officer’s base salary, or (ii) the sum of three weeks of the officer’s base salary plus three weeks of the officer’s base salary for each full year of service at the Bank to a maximum of 52 weeks. The Bank’s current severance policy also provides one month of continued health and life insurance benefits and, at the Bank’s discretion, outplacement assistance.